Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

PBSO.PK- Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Event Date/Time: Mar 17, 2009 / 03:00PM GMT

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FINAL TRANSCRIPT

Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Glenn Wiener

Point Blank Solutions, Inc. - IR

Larry Ellis

Point Blank Solutions, Inc. - President, CEO

Michelle Doery

Point Blank Solutions, Inc. - Interim CFO

Jennifer Coberly

Point Blank Solutions, Inc. - General Counsel

Sam White

Point Blank Solutions, Inc. - EVP - Global Sales

Pat Stallings

Point Blank Solutions, Inc. - SVP - Operations

Mike Foreman

Point Blank Solutions, Inc.

CONFERENCE CALL PARTICIPANTS

Mark McMahon

Raymond James - Analyst

Justin Orlando

Dolphin Management - Analyst

John D’urso

Genghis Capital - Analyst

Herbert Saffron

Private Investor

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the fourth quarter 2008 Point Blank Solutions earnings conference call. My name is Dan, and I’ll be your coordinator for today. At this time, all participants are in listen-only mode. We will conduct a question and answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host for today’s call, Mr. Glenn Wiener, Director of Public and Investor Relations. Please proceed, sir.

Glenn Wiener - Point Blank Solutions, Inc. - IR

Thank you, and good morning. Welcome to Point Blank’s 2008 fourth quarter and year-end conference call. Speaking today will be Larry Ellis, President and CEO, and Michelle Doery, Acting CFO. Before we begin, please allow a moment for our safe harbor statement. Statements made on this conference call and in the Company’s related filings with the SEC and press releases that are not historical facts are forward-looking statements and are based largely on the Company’s current expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control.

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Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Words such as expects, anticipates, targets, goals, projects, intends, plans, beliefs, seeks, estimates, and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and speak as of the date hereof and are subject to risks and uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

Factors that might cause or contribute to such differences include but are not limited to uncertainty of future financial results, additional financing requirements, liquidity of shares of our common stock, the development of new products, governmental contracting processes, and court approval of the settlement of the pending class action. For further detail, we refer you to the Company’s filings with the Securities and Exchange Commission, including without limitation those uncertainties and risks discussed in the Company’s Form 10-K for the period ended December 31, 2008.

The Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect any change in expectations of our management with regard thereto or any change in the events, conditions, or circumstances on which any such statements are based. And at this time, I’d like to turn the call over to General Ellis.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Thank you, Glenn. Good morning, and welcome to our 2008 fourth quarter and year-end conference call. With me today is Michelle Doery, our interim Chief Financial Officer; Sam White, our Executive Vice President and Head of Global Sales, Marketing, and R&D; Pat Stallings, our Senior Vice President of Operations; and Jennifer Coberly, our General Counsel.

I will begin with remarks on the fourth quarter and an overview of what transpired in 2008. I will then follow with comments about our contracts and near-term outlook followed by what I believe to be our long-term market potential. Michelle will then discuss our financial results before opening up the conference to your questions.

As you saw from yesterday’s announcement, we reported net sales of $73.6 million, an increase of 16.2% over the fourth quarter last year. Driving this increase were higher sales to the military and federal government as we produced toward the IOTV and the OTV ballistics contracts. We also had a significant increase in sales to international customers, primarily in support of Operations in Iraq and Afghanistan.

I will add that although sales in the fourth quarter were up year-over-year and sequentially, they do not truly reflect the amount of products produced during the quarter. Our sales were off from 2007 levels mainly due to contract award delays and delayed implementation of the new NIJ standards, which hindered sales to our domestic customers and distributors. We began to improve in the fourth quarter and expect this momentum to translate into higher sales in the first half of 2009.

We ended the year with approximately $94 million in backlog, which should be realized in the first and second quarters of 2009.

In regard to previously announced contracts, in July, we announced the $86.2 million Bridge Buy. Production slowed at times, both in the fourth and in the first quarter. This was primarily due to material shortages along with increased focus on industry-wide testing protocols and procedures. Even with the slowdown, we shipped close to 70,000 vests over the three-month period. We are now back on track and expect to have this contract completed in April. Backlog on this contract totaled $40 million at the end of the year.

In August, we received a $22.2 million contract from DSCP to produce 45,000 Outer Tactical Vests for the US Armed Forces. This contract was completed in early February. Approximately $11.2 million was realized in the fourth quarter of 2008 and the remainder will be in our first quarter results.

Also in August, our subsidiary PACA received an $8.2 million award from the Joint Contracting Command for Iraq and Afghanistan. This contract was for 30,000 vests and 60,000 plates. We completed production in December and the bulk of the revenue was realized in the fourth quarter. There’s a small amount that will carry over into the first quarter.

In October, PACA won another $31 million contract in support of US Army to provide Outer Tactical Vests with ballistic components for both the OTV and the IOTV. While the award was made in October, production did not begin until December as we waited for certifications. All of the revenue associated with this contract is in our backlog. And we expect to complete this contract in May.

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Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

While our results were off year-over-year, Point Blank was not alone. The entire industry felt the impact of the contract delays and the trend toward best price solicitations. Deteriorating economic conditions also impacted our performance. Driving costs down while improving our margins are our top priorities as we move forward.

But first, a few highlights from 2008:

We were successful in winning a large percentage of the military and government contracts last year. While volume was lower, that was due to delays. And this should change as we move forward in 2009.

International sales were $25 million in 2008 versus less than $1 million in 2007. International sales were a new market segment and we gained traction in the first “true” year of operations. There were a number of solicitations that were withdrawn, some of which we expect will be released over the coming months. Our success rate was very strong. And we believe international sales will grow this year as well.

While domestic sales were down, this was primarily due to the delayed transition to the NIJ standard and constraints on state and local budgets. As new procedures have been released, testing is underway for certification. We believe we are a few months away from seeing an uptick in our domestic sales.

We were successful in winning a number of competitive bids last year. For example, we won the Alabama, Indiana, Maine, Maryland, Illinois, Utah, and Idaho State Police contracts as well as the Buffalo City, NY, contract.

In March of last year, we formed our joint venture, LifeStone Materials. This joint venture has been accretive in its first year of operations, though the true impact will be felt primarily in the second half of this year. By getting the First Article Testing approval on new contracts and by using LifeStone more, we will have greater flexibility to bid aggressively and improve our margins.

There were several new products introduced in 2008, primarily for the domestic and international markets. We began marketing our International Interceptor as well as the PACA International vest. Domestically, we introduced ThorShield, a first electroshock weapon protection system, and other new lines, such as our Vision series and Blue Steel series, and three new products for the prisons and corrections markets.

Our SG&A continued to decline due to the aggressive steps we took to operate more efficiently and profitably. As production volumes increase this year, we expect overhead as a percentage of sales to decline.

Moving on to 2009 -

First, our year-end backlog should be completed in the second quarter. This in addition to our domestic business, our international opportunities, along with LifeStone and Life Wear sales, should lead to a year-over-year sales increase during the first half of the year.

Second, there are several large solicitations we anticipate will be awarded in the second and third quarters. As for the IOTV main buy, we resubmitted our ballistic packages for testing after the Army issued their Corrective Action in December, putting us back in play for all potential awards. The Army publicly stated there will be multiple awards and suppliers. We expect an award to be made prior to 31 July. With that said, we believe we are well positioned for the IOTV Main Buy given our production history, our capacity, and the quality of our products. We’re also the only proven producer of DAPS.

Last quarter, we referenced potential DSCP contracts that could be up to half the size of the IOTV Main Buy or larger. In December, there was a pre-solicitation outlining the potential requirements for OTVs, IOTVs, and IOTV components. The requirement was divided into four lots, each consisting of one base year and three one-year options. The initial projection was for release in January 2009. But it is now my understanding that a formal solicitation will be issued in April. We expect multiple awards and multiple suppliers.

Let me give you a sense of the size. Lot one, for example, has estimated annual quantities of over 1.8 million components with first-year options of over 1.1 million. This is for components, such as yokes, collars, groin, throat protectors, ballistic inserts, and side plate carriers. Lot two is estimated to be over 140,000 vests with a minimum requirement of 35,000 and a maximum of 234,000. More information on this pre-solicitation can be found online through government sources.

Additionally, we recently responded to a DSCP solicitation for 75,000 OTVs. We expect to hear within the next 45 days. This is a 150-day contract and the award will be based on best delivery schedule. Similar to other awards there could be multiple suppliers.

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Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

In addition to the solicitations outlined, we anticipate there will be continued requirements for the DSCP throughout this year as in the past. As U.S. Forces they stand down in Iraq, there will also be a need to outfit Iraqi soldiers and security forces over the coming years. Our President has also approved a surge in Afghanistan, which will require body armor for our soldiers as well as the Afghan National Army.

As we look at international opportunities, it is in the Middle East that we see the most potential over the next several years. We are also bidding on smaller contracts in other regions of the world. We’re looking to diversify our sales channel so that we are not dependent on a single segment. The opportunities for Point Blank internationally remain quite large.

A few closing comments on our margins and cost structure:

Our margins in 2008 were impacted by a number of factors, some of which were in our control and others obviously not — contract delays, increased testing, material issues, market forces, and inventory reserves, which were higher than in years past. We have identified the root cause and will control these as we move forward.

Margins were also impacted by the IOTV Bridge Buy. We are working very closely with our suppliers to put us in a better position for upcoming solicitations. We believe this will be reflected in our second-half results as new contracts are awarded.

While LifeStone has been accretive to our results, there is significant opportunity ahead. As we receive new contracts, we will seek First Article Testing approval while continuing to work with our other weavers. We expect LifeStone to have a more meaningful impact on our margins in the third and fourth quarters and into the next year.

On the cost side, our salaries and commissions are down. We have reduced our SG&A, primarily lowered our professional service fees, and recently put new expense procedures and buying programs in place to better manage our capital and our inventory. Our 2009 budget calls for a minimum of 20% growth. I believe this is attainable.

We must get our margins up and our overhead down as a percent of sales to generate better returns. We continue to look to diversify and expand while being mindful of our capital until we improve our cost position. We are confident that 2009 will be better. I will now turn the call over to Michelle.

Michelle Doery — Point Blank Solutions, Inc.—Interim CFO

Thank you, General. And good morning. Net sales for the 2008 fourth quarter were $73.6 million compared to $63.3 million in the comparable prior-year period, an increase of 16.2%. Military and Federal Government sales were $52.5 million, an increase of 2% from the prior-year quarter. International sales were $14.1 million for the quarter, up from $212,000 for the period ended December 31, 2007. This increase was primarily related to contracts in the Middle East.

Domestic distributor sales were $5.9 million, a decrease of approximately $4.2 million compared with the comparable prior year period and primarily as a result of lower statewide spending and the delayed transition to new NIJ standards. Lastly, Sports and Health product sales totaled $1.2 million, a decline of $900,000 from the prior-year quarter.

Gross profit for the 2008 fourth quarter was a negative $6 million, or a negative 8.1% of net sales, as compared to $14.6 million, or 23% of net sales, for the comparable 2007 period. The decline in gross profit dollars and percentage was due to a number of factors. There was lower-than-anticipated volume resulting from production delays. There were continued constraints on price increases and higher material costs. And the bulk of products shipped in the fourth quarter were for the IOTV Bridge Buy, which as you know was a best-price solicitation with lower margins.

Additionally, included in gross profit for the most recent fourth quarter is an $8.2 million inventory impairment charge, resulting from remnants that were obsolete, materials that sold at lower rates, and materials that our internal quality control process determined were not suitable for intended use in the ordinary course of business.

Excluding the impact of this charge, gross profit for the 2008 fourth quarter was $2.2 million, or approximately 3% of net sales. We fully anticipate that margins will improve moving forward as a result of steps taken to improve efficiency, lower cost of goods sold, and due to what we anticipate the future contract mix will be.

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Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Total operating costs were $8.6 million, or 11.7% of net sales for the quarter ended December 31, 2008, as compared to $14.2 million, or 22.4% of net sales, for the comparable 2007 period. This decline in operating expenses, both on a dollar basis and as a percentage of sales, is a result of cost reduction and efficiency initiatives put in place during the second half of 2008. As a result, selling, general, and administrative expenses in the 2008 fourth quarter were $7.6 million as compared to $11.9 million in the comparable prior-year period, a decline of 36.1%.

This was directly attributable to lower legal and professional fees in the current year quarter and lower salaries due to reductions in incentive compensation and personnel. Additionally, litigation and cost of investigation expenses were approximately $1 million in the 2008 fourth quarter as compared to $2.3 million in the period ended December 31, 2007. We continue to actively manage our SG&A and have further reduced overhead costs since year-end.

Adjusted EBITDA was a negative $12.6 million in the current quarter compared to $3.7 million in the prior-year period. This change is principally due to the impact of lower-than-anticipated sales and lower gross margins discussed previously. Please refer to our press release for a reconciliation of adjusted EBITDA to net income and an explanation of why we use adjusted EBITDA as a financial measure.

The Company reported an operating loss of $14.6 million in the quarter ended December 31, 2008, compared to an operating income of $400,000 in the quarter ended December 31, 2007. The net loss for the 2008 three-month period was $9.3 million, a loss of $0.19 per share, versus a net loss of $200,000, or $0.00 per share, in the comparable period last year.

For the full-year ended December 31, 2008, net sales were $164.9 million compared to $320.8 million in 2007. Soft body armor sales decreased 49.1% due to well-documented delays in military contracts. This decline was seen in sales to the U.S. Military and Federal Government and to Domestic/Distributors for the reasons the General outlined earlier.

International sales were $25 million in 2008 compared to $738,000 in the prior year, reflecting that our strategy to expand internationally and diversify our sales channel is proving effective. A majority of this increase in international sales resulted from contract awards with soft body armor to Middle Eastern countries as well as a number of small contract and distributor sales to other friendly nations.

For the year ended December 31, 2008, Sports and Health product sales were $5.8 million, down 27.7% over the prior year. This decline is due to lower revenues associated with a major contract, which was complete in early 2008.

As of year-end, our backlog stood at approximately $94 million. These contracts are all firm, fixed-price contracts with the U.S. Military and other customers. And we anticipate we’ll complete production and recognize sales in both the first and second quarters of 2009.

Cost of goods sold decreased from $259.3 million in 2007 to $159.1 million in 2008. This decline is due to the decrease in sales we discussed and the $8.2 million inventory impairment charge recorded in cost of goods sold.

Our gross profit margin decreased from 19.2% for the year ended December 31, 2007, to 3.5% for the same 2008 period. The decline in gross profit margin as a percentage of net sales was due primarily to all the reasons outlined earlier when discussing the fourth quarter results and on prior calls. Please note 2007 cost of goods sold and gross profit, were also positively impacted by an adjustment to reduce our vest replacement program obligation, resulting in a $3.5 million reduction in cost of goods sold.

Excluding the impact of the inventory impairment charge taken in the fourth quarter of 2008 and the 2007 adjustment to the vest replacement program obligation, gross profit margins for the 2008 period were 8.5% compared to 19.2% in 2007.

We expect our gross profit margins to increase beginning in the second quarter and to return to more historical levels in the second half of the year as we begin to realize more of the benefit from our weaving joint venture LifeStone Materials and due to the anticipated contract mix moving forward. We have also been in discussions with many of our key suppliers as we look to lower our cost of goods sold in our effort to become more competitive and profitable.

Total operating costs in 2008 were $13.5 million, or 8.2% of net sales, versus $49.8 million, or 15.5% of net sales, for the year ended December 31, 2007. The decrease in operating costs for 2008 of $36.3 million was due to a number of factors — lower general and administrative expenses of $4.5 million, due mainly to lower 2008 legal and professional fees compared to 2007. There was a decrease in salaries of approximately $2.5 million, principally due to reductions in incentive compensation and personnel. And litigation and cost of investigations were down $2.4 million from the prior year.

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Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Additionally, the statute of limitations for the major portion of the 2004 employment tax withholding obligations expired in 2008. And as a result, the charge and related liability originally recorded during 2004, totaling $26 million, was reversed in the second quarter. Operating costs for 2007 also decreased due to a credit to earnings of approximately $700,000 for the employment tax withholding obligation related to that period.

A decrease in operating costs in 2008 was partially offset by an increase in equity-based compensation of $2.9 million due to a change in the majority of the Board in August, which triggered an acceleration of the equity-based compensation expense and the total unvested and unamortized fair value.

Interest expense for the year ended December 31, 2008, was approximately $1.3 million compared to $800,000 for the year ended December 31, 2007. The increase was attributable to higher average outstanding balance in our revolving line of credit. In addition, interest expense was incurred during 2008 on the $2.5 million note payable for LifeStone.

Our effective tax rate was 30.7% and 42.8% for the years ended December 31, 2008 and 2007, respectively. The effective tax rate differs from the statutory rate primarily due to state income tax expense and equity-based and officer’s compensation in excess of the Internal Revenue Code Section 162m limitation.

Operating loss was a negative $7.7 million in 2008 as compared to operating income of $11.7 million in 2007. And the net loss was $5.4 million, or a loss of $0.11 per basic and diluted share, in 2008 versus net income of $6.2 million, or earnings per share of $0.12, both basic and diluted, in 2007. Adjusted EBITDA was a negative $18.7 million for the year ended December 31, 2008, compared to $24.8 million for the comparable 2007 period.

A few comments on our liquidity — as it was outlined last quarter, due to the delays in production and shipping and the need for additional working capital requirements to produce toward our backlog, we entered into a short-term loan with the Bank of America for $10 million in addition to the $35 million credit facility we had in place. The $10 million loan has been extended to April 30, 2009, and bears interest at base rate plus 2%. The structure of this amendment increased our borrowing capacity under the credit facility to support our projected short-term working capital needs.

On November 12, 2008, we and our lender, amended the credit facility whereby we were not subjected to certain covenants as long as availability under the credit facility was in excess of $4 million for each of the months ending September 30th, October 31, and November 30th.

At December 31st, we were not in compliance with certain financial covenants of the credit agreement but did obtain a waiver from our lender. We believe we have a good working relationship with our lender and are grateful for their continued support and assistance.

As of December 31st, 2008, the Company’s outstanding balance on the credit facility was $39.2 million and availability was $5.8 million. As of today, the outstanding balance on the credit facility is $37.2 million and availability is $7.8 million.

Following up on last quarter’s remarks on the status of income tax receivables and our refund request, we have approximately $11 million in income tax receivables that we expect to receive in the second half of 2009. This stems from the federal income tax audit covering 2003 through 2007.

Turning to the balance sheet, our working capital is $20.2 million at December 31st, 2008, compared with $34.9 million at December 31, 2007. The decrease in working capital in 2008 is mainly attributable to a decrease in inventory due to fourth quarter inventory impairment reserves of $8.2 million, funding our investment in LifeStone Materials, and higher borrowings under our revolving line of credit. This reduction was partially offset by the reduction in the employment tax withholding obligation of approximately $26 million.

Our trade accounts receivable increased approximately $8.5 million from $25.1 million as of December 31, 2007, to $33.6 million as of the same period in 2008. Inventory of $38.7 million was down from inventory of $43.6 million for the December 31, 2008 and 2007 periods, respectively.

The accounts receivable days outstanding decreased to 31 days at December 31, 2008, compared to 36 days at December 31, 2007. This reduction in days outstanding was primarily the result of an improvement in collections of receivables from our customers.

Our capital expenditures for the year ended December 31, 2008, were approximately $3.8 million, which includes $2.5 million of property and equipment acquired through the LifeStone joint venture, compared to approximately $4.8 million for the year ended December 31, 2007. We anticipate our capital expenditures for 2009 to be approximately $1.2 million.

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Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

We believe that our existing revolving credit line together with funds generated from operations and income tax refunds will be adequate to sustain our operations, including anticipated capital expenditures for the foreseeable future.

In summary, I will echo the General’s comments. While the past year has been quite challenging, the landscape is changing. There are a number of solicitations out there, which could positively impact our top line. We’ve taken steps to improve our margins and believe this will be reflected to a greater extent in the second half of the current year. And we continue to take aggressive steps to lower our overhead. I will now hand you back over to General Ellis. General?

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Thank you, Michelle. We will now open the call to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Mark McMahon from Raymond James. Please proceed, sir.

Mark McMahon — Raymond James—Analyst

Morning. How are you guys doing today?

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Good.

Mark McMahon — Raymond James—Analyst

A couple quick questions, just a housekeeping note first — do you have any idea of what’s going on with the lawsuit settlement and where that is in the appeal process?

Jennifer Coberly — Point Blank Solutions, Inc.—General Counsel

The appeal process is still in the early stages. This is Jennifer Coberly, General Counsel. Motions to dismiss have been filed and have not been decided by the Appellate Court. They had been scheduled to be considered a couple of months ago, but no decision has yet been made. And the briefing has been stayed until the motions to dismiss are decided. So it’s still in very early stages.

Mark McMahon — Raymond James—Analyst

Okay. General, you had mentioned that you guys — and maybe I misunderstood — but you’re budgeting for 20% revenue growth for 2009?

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

We are.

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FINAL TRANSCRIPT

Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Mark McMahon — Raymond James—Analyst

Okay. With the cost reductions you’ve put into place, the negotiations with suppliers, and the product mix, would you then anticipate that that would be enough to bring your company to profitability for this year? And I know you don’t give forward-looking guidance. But with everything you’ve just outlined and you couple that with 20% growth, would my expectations be off to look forward to that?

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Absolutely. That is our plan. We believe so.

Mark McMahon — Raymond James—Analyst

I assume that that would be for the second half of this year, not for the first half.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Well, yes, but we’re moving in that direction in the first half of this year. If you look at our backlog and where that is, I think we’ll be in pretty decent shape.

Mark McMahon — Raymond James—Analyst

Now the backlog that you have today, though, those contracts are basically bid on price, if I recall. So I would assume that there’s not a lot of good margins in this backlog that you have going on. But my assumption was — is that the product mix you’re referring to is upcoming solicitations would be of a higher mix.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Yes, the Bridge Buy was primarily price. The other was best value.

Mark McMahon — Raymond James—Analyst

Okay.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

And so what we’re doing in a mix of the Bridge Buy and the best value is what we will use to bring our average margins to a level that we are projecting.

Mark McMahon — Raymond James—Analyst

Okay. So you’re pretty bullish then on the near term as well as the second half of the year.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

We are.

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FINAL TRANSCRIPT

Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Mark McMahon — Raymond James—Analyst

Okay. And I guess I’ll follow this through with a question in terms of insider purchasing. With the stock at these levels, I know that there are certain blackout periods. But there are periods when you guys are available. And that’s a sign it’d be, I guess, shown very bullishly if the outlook is bullish to see some insiders doing some purchasing at these levels. Is there any comment that you could make on that?

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Yes, I presume that to be the case.

Mark McMahon — Raymond James—Analyst

So perhaps we might see some insider executives getting into the stock?

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Well, we’ve been blacked out for so long primarily because of the — obviously closing out the fourth quarter and then moving into the first quarter. But the answer is yes.

Mark McMahon — Raymond James—Analyst

Okay. All right. Thank you very much.

Operator

(Operator Instructions)

You have a question from the line of Justin Orlando from Dolphin Management. Please proceed, sir.

Justin Orlando — Dolphin Management—Analyst

General, how are you? Happy Saint Patrick’s Day.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Happy Saint Patrick’s Day to you, Justin.

Justin Orlando — Dolphin Management—Analyst

Can you give me a quick thumbnail in your mind of the total solicitations that you see today that could have revenue recognized in ‘09 and 2010? I don’t mean what you think you can get. I mean a ballpark total from a revenue perspective of what you think is out there.

Larry Ellis —Point Blank Solutions, Inc.—President, CEO

I’m going to let my sales folks grab that one. I can give you some partials. But they can give you probably a little better detail.

Sam White — Point Blank Solutions, Inc.—EVP—Global Sales

Yes, Justin, this is Sam White. And I’ll let Pat follow up. The primary ones are going to revolve around DLA or DSCP and also with the PM shop. So you’ve got your Main Buy. And then your other large opportunity this year is going to be the four lots, which is the DSCP contract. And then I think there’ll be some additional DSCP contracts, as mentioned; one that was just recently released for 75,000 OTVs. And there may be some other smaller contracts that are going to be purchased as well that we may play a part as a subcontractor in supporting those contracts. Pat, did you have anything else to add?

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Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Pat Stallings — Point Blank Solutions, Inc.—SVP—Operations

No, Sam. I think that’s pretty much it.

Justin Orlando — Dolphin Management—Analyst

So what do you see in terms of number of vests? Let’s do it that way. This way, we’re not talking about price and all that. What do you see as number of vests where you and the competition could recognize revenue in 2009?

Sam White — Point Blank Solutions, Inc.—EVP—Global Sales

I think it’s a bit — it’s Sam White again, Justin — it gets a bit challenging only because some of these contracts that have come out are components. And what they’ve done is there may be a contract out there for collars, throats and yokes. So one of the things that we’ve done is tried to put our hands around looking at total quantity. I’m going to let Pat answer that because he’s been looking at those numbers.

Pat Stallings — Point Blank Solutions, Inc.—SVP—Operations

Generally speaking, the best way I’ve seen to put this is that the Main Buy was always sort of set at a figure of 25,000 IOTVs a month. And then as we’ve looked at the DSCP lots and the intent of the DSCP lots and the original description the DSCP gave of the contract, they generally talked about 17,000 to 18,000 IOTV equivalents, if you want to put it that way, a month. So across the two contracts, let’s say 43,000 to 45,000 IOTV/OTV equivalents in a given month, when those two contracts are in full production for the full industry.

Justin Orlando — Dolphin Management—Analyst

Right. And then that doesn’t include DAPS and other stuff.

Pat Stallings — Point Blank Solutions, Inc.—SVP—Operations

That is correct. Now in the DSCP, that does take into account — you talk about IOTV equivalents, it does take into account like the lot one in terms of its component structure, it’s really a bunch of different components of the IOTVs and OTVs, hard to equate that to a single vest or something like that. But basically, let’s just call it equivalent. I would say that does not account for the DAPS from the Main Buy, which has its own rate.

Justin Orlando — Dolphin Management—Analyst

Okay. And there’s no international in that number.

Pat Stallings — Point Blank Solutions, Inc.—SVP—Operations

No, not in that number —

Justin Orlando — Dolphin Management—Analyst

Any other than Afghanistan/Iraq?

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FINAL TRANSCRIPT

Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Mike Foreman — Point Blank Solutions, Inc.

This is Mike Foreman from the sales team. We see a lot of new activity in the international market in the first quarter of ‘09. We have quotes out for open tenders totaling $68 million at this time. And we anticipate significant growth throughout 2009. And we’ll probably almost double that amount from what we’ve seen from first quarter ‘09 alone.

Justin Orlando —Dolphin Management—Analyst

Okay. That’s very helpful. With the recent changes in Life Wear, General, can you give me some help — or maybe Sam — on where you think the run rate expense lines are? Forget about the one-time stuff. But I just mean sales and marketing, R&D, and G&A altogether. What do you think the run rate on a quarterly basis is going to be pro forma for the Life Wear restructuring in a ballpark sense?

Glenn Wiener — Point Blank Solutions, Inc.—IR

Justin, can you clarify that question on Life Wear restructuring?

Justin Orlando — Dolphin Management—Analyst

Sure. In the 10-K, there’s a section on Life Wear. And there’s 88 folks who are going to get —

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Oh.

Justin Orlando — Dolphin Management—Analyst

And so I’m not looking for a Q1 run rate. I’m kind of looking for a Q2 run rate net of your restructuring in Life Wear. How do you guys see those three lines on a run rate quarterly?

Pat Stallings — Point Blank Solutions, Inc.—SVP—Operations

Just to clarify — this is Pat Stallings — just to clarify a little bit, in the end, the result with LWT, with Life Wear Technologies, is that you still have the core company of Life Wear Technologies with its office staff, its warehouse staff, and so on, that conduct business on a daily basis. And so the run rates, if you will, for LWT we see running — we don’t see any difference in our projections for the ‘09 plan, I guess, from quarter to quarter based on the restructuring. So we don’t see the restructuring having an impact on that if that gets at your question.

Justin Orlando — Dolphin Management—Analyst

No, let me ask it a little bit better. And I apologize. For the total company, I am wondering what you think your sales and marketing plus R&D plus G&A lines would look like on a quarterly basis basically in Q3. And so what that is, is ex-any severance that you need to pay on Life Wear and ex-any other kind of restructurings you guys are looking at in those three lines in the first half of the year. What does a quarter look like in those three lines?

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Justin, you know we don’t give guidance. But the fourth —

Justin Orlando — Dolphin Management—Analyst

But —

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FINAL TRANSCRIPT

Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

— the fourth quarter was probably a good reflection of the SG&A.

Justin Orlando — Dolphin Management—Analyst

Okay.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

But when we talk about run rates for the business, there could be some variances. Our headcount is down. And —

Michelle Doery — Point Blank Solutions, Inc.—Interim CFO

And the lease.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Yes, so we’ve got the lease.

Michelle Doery — Point Blank Solutions, Inc.—Interim CFO

The lease will all be recorded — this is Michelle — the lease expense will all be recorded in February, which is the month we shut down — we closed the operations there. So we will recognize the lease expense for the future periods all in the month of February. And the severance pay will be recorded in February as well for the salaries. And so going forward, there should be some cost savings related to that because we won’t have the rent or the salaries.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Yes, we’ve cut out about $1.7 million in salaries on an annual basis.

Michelle Doery — Point Blank Solutions, Inc.—Interim CFO

Right.

Justin Orlando — Dolphin Management—Analyst

Okay. That’s what I’m looking for. That’s extremely helpful. And then on the lease, was the lease comparable in size to that? Or is it a little bit smaller on a yearly basis?

Michelle Doery — Point Blank Solutions, Inc.—Interim CFO

The lease is about — I don’t know.

Pat Stallings — Point Blank Solutions, Inc.—SVP—Operations

About half.

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FINAL TRANSCRIPT

Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Michelle Doery — Point Blank Solutions, Inc.—Interim CFO

Yes, about half.

Justin Orlando — Dolphin Management—Analyst

About half of that. Okay.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Yes, we’re looking to sublease that. We’re going to carry that burden through the end of 2010.

Michelle Doery — Point Blank Solutions, Inc.—Interim CFO

$1 million, another $1 million.

Justin Orlando — Dolphin Management—Analyst

I’m in the market, General. Maybe I’ll come down and take a gander.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Okay.

Justin Orlando — Dolphin Management—Analyst

Okay. Now that’s very helpful. Thank you very much.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Okay. Thanks for the call, Justin.

Operator

(Operator Instructions)

You have a question from the line of John D’urso from Genghis Capital. Please proceed.

John D’urso — Genghis Capital—Analyst

Good morning. I was wondering if there was an update on the settlement with BAE?

Jennifer Coberly — Point Blank Solutions, Inc.—General Counsel

Well, an update on the settlement — we did settle with BAE. It’s a confidential settlement and we can’t really give any more color than that.

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FINAL TRANSCRIPT

Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Glenn Wiener — Point Blank Solutions, Inc.—IR

John, that’s in our 10-K. But per the terms of the settlement, there can’t be any further disclosures.

John D’urso — Genghis Capital—Analyst

No kind of color in terms of whether a settlement might involve some kind of — I don’t know?

Jennifer Coberly — Point Blank Solutions, Inc.—General Counsel

The settlement was based on complete confidentiality.

John D’urso — Genghis Capital—Analyst

Okay. Thanks.

Operator

(Operator Instructions)

You have a question from the line of Herbert Saffron from Point Blank. Please proceed.

Herbert Saffron Private Investor

Actually, I’m a private investor. General, as a CEO, you suggest a rosy future for Point Blank. But the share price under $0.20 shows another possible Chapter 11 filing. Can you react to this view so an average shareholder like myself can understand and have some confidence in Point Blank Solutions for the future?

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Yes, obviously, I can’t control the share price. It’s pink sheeted. I will tell you that that does not necessarily reflect what we’re doing here on the ground and the business that we’re generating. If you look at 2008, we had most of the major contracts in the industry. There’s a strong underlying business here. We are still the largest soft body armor manufacturer certainly in the United States and I believe in the world. And so in terms of the share price where it is, I can’t control it. It’s just the market.

Our potential is by far greater than what the share price shows. We’re progressing well. We’ve got a great plan for 2009. We will leave behind us many of the legacy issues. And we’re hoping even more so. But there was a shift in the trial date of Mr. Brooks. We were really hoping to put all of those legacy issues behind us.

But we have no control over what took place in the contracting piece last year. And I think anyone else in the industry would probably attest to that. For example, in the Main Buy, it was advertised last year and it will be a year and a half before any movement. And we’re not even sure there’ll be movement then. It’s scheduled now for July of this year. We bid on that contract about this time a year ago. So it’s just the times. But I will tell you we’ve got a fairly strong — what I believe, strong potential and underlying business.

Herbert Saffron Private Investor

As the spokesman, you have to be discouraged with all — with the share price because I suspect most of your administrators have stock options.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

We are discouraged. But as you know, when you’re pink sheeted, you have to have a seller and a buyer. And you’ve got to link them up. And that’s beyond my control. You have market makers out there that are playing in this game. And quite frankly, are we discouraged? Yes, little painful. But we’re pressing on here. Our business is primarily with the federal government. It’s a good business right now. I’m a shareholder. I believe. And I’m continuing to press on.

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FINAL TRANSCRIPT

Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Herbert Saffron Private Investor

How can you motivate your staff to have that same feeling that you seem to portray?

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Well, it’s kind of interesting. We’ve been at this for a while now trying to overcome the legacy issues of the Brooks era. And so we’ve been pressing on. And it has been a little tough and a little discouraging. We’ve got a little saying here: it’s head down, butt in the air, and keep working. And that’s what we do. So that’s sort of the attitude here. And we’re not discouraged by all these little short-term things that are in our way. We take a long-term view at it. And we’re going to press on.

I’m not easily defeated. And if you know me, you would understand that. And I’m always going to take the long-term view. And these are what I consider short-term issues. As I said, I was really hopeful that the Brooks trial would take place. That would be helpful to us. But it got postponed again.

But I will tell you there’s significant progress as we move forward. We completed this 10-K yesterday, the filing of that. This was the second 10-K. So we came from the ashes, quite frankly, and rebuilt this company in terms of a total turnaround. So again, I can’t address the share price. But the potential is here. And I’m going to do everything I can to improve shareholder value.

Herbert Saffron Private Investor

Well, I applaud your efforts. But so far, as a shareholder, you have to understand that I’m very chagrined at the outcome.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

No, I can understand that. Just hang on and hang in there with us. We’re going to press on.

Herbert Saffron Private Investor

I guess I’ll have to do so. Thank you.

Operator

At this time, there are no further questions in queue. I would now like to turn the call back over to the General for closing remarks.

Larry Ellis — Point Blank Solutions, Inc.—President, CEO

Yes, again, I can’t say much more than I just said here. But I’m appreciative for those shareholders who’ve stayed with us throughout this entire turnaround. We are now fully compliant with all of the regulatory agencies. The only thing left would be establishing ourselves on one of the exchanges. Short of that, the Company has been rebuilt.

Times are tough, as you know, both globally and here at home. The marketplace is tough. The competition is tough. As I indicated in my remarks, margins are being challenged throughout. But I think the marketplace will correct itself. There’s going to be winners and losers in this process as we continue to move forward.

I say again we are the largest body armor manufacturer in the world. And we’re going to maintain that position because we think we have the best products in the world. And so I appreciate your support. Stay with us. And we’re not giving up in this place. Thank you, again, for your support. And have a good day.

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FINAL TRANSCRIPT

Mar 17, 2009 / 03:00PM GMT, PBSO.PK - Q4 2008 Point Blank Solutions, Inc. Earnings Conference Call

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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